Exhibit 99.1

             Geron Announces FDA Clearance to Start Clinical Trials
           of Its Telomerase Inhibitor Drug GRN163L in Patients With
                          Chronic Lymphocytic Leukemia

    MENLO PARK, Calif.--(BUSINESS WIRE)--May 23, 2005--Geron Corporation (Nasdaq:GERN) announced today that it has obtained clearance from the U.S. Food and Drug Administration (FDA) to initiate clinical testing of its lead anti-cancer compound, GRN163L, in patients with chronic lymphocytic leukemia (CLL). The company filed its first Investigational New Drug Application (IND) for GRN163L in April 2005.
    "Acceptance by the FDA of our first IND submission for GRN163L is an important milestone," said Melissa Kelly, Geron's vice president of oncology. "We have three clinical trial sites selected and expect to begin treating patients next month."
    The initial Phase I/II, open-label, dose-escalation trial of GRN163L will be conducted in patients with advanced CLL. The study is designed to demonstrate the safety and tolerability of GRN163L administered on a weekly intravenous dosing schedule. Pharmacokinetic and pharmacodynamic parameters will also be studied. Importantly, CLL provides a unique opportunity to measure both the magnitude and time course of telomerase inhibition in tumor cells. By serially assessing the effects on the target enzyme in CLL cells, we will attempt to define both a dose and a dosing interval that effectively inhibits telomerase activity. This will provide useful data for designing further clinical studies of GRN163L, including combination studies with other approved cancer therapies.

    About GRN163L

    GRN163L is a potent inhibitor of telomerase. Inhibition of telomerase activity by GRN163L in cancer cells results in telomere shortening, and leads to cell cycle arrest or apoptosis. GRN163L is a 13-mer oligonucleotide N3' -- P5' thio-phosphoramidate (NPS oligonucleotide) that is covalently attached to a C16 (palmitoyl) lipid moiety. GRN163L binds directly with high affinity to the template region of the RNA component of human telomerase (hTR), which lies in the active or catalytic site of hTERT, the telomerase reverse transcriptase. GRN163L binding to hTR results in direct, competitive inhibition of telomerase enzymatic activity.
    GRN163L has been characterized preclinically and shown to inhibit telomerase in human tumor cells of many cancer types, in both cell culture systems and animal models. Studies of this agent alone, and in combination with chemotherapeutic agents, indicate the importance of telomerase as a target for the treatment of cancer, and the potential utility of GRN163L in the treatment of patients with hematologic and solid tumor malignancies.

    About Chronic Lymphocytic Leukemia (CLL)

    CLL is the most common form of leukemia in adults in the Western world. According to the American Cancer Society, an estimated 9,700 patients in the United States will be diagnosed with CLL in 2005. CLL results from an acquired mutation in a single cell in the bone marrow. This change in the cell's DNA causes it to become malignant, and results in the uncontrolled growth of abnormal lymphocytes in the bone marrow leading to an increase in the number of abnormal lymphocytes in the blood. Lymphocytes are a type of white blood cell that normally produce antibodies and play an important role in fighting infections. Patients with CLL typically develop symptoms that may progress over a number of years and include a decrease in immunity, marked increase in the size of lymph nodes, spleen, and liver, and impaired production of other normal blood cells. Eventually, these changes may cause life-threatening complications, such as profound infections and fatal bleeding. For more information about CLL, visit http://www.leukemia-lymphoma.org.

    Geron is a biopharmaceutical company developing and commercializing three groups of products: i) therapeutic products for oncology that target telomerase; ii) pharmaceuticals that activate telomerase in tissues impacted by senescence, injury or degenerative disease; and iii) cell-based therapies derived from its human embryonic stem cell platform for applications in multiple chronic diseases.

    This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Geron's technology constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the report on Form 10-Q for the quarter ended March 31, 2005.

    CONTACT: Geron Corporation
             David L. Greenwood, 650-473-7765